Exhibit 99.1

AMENDMENT NO 1

To

ASSET AND RENEWAL RIGHTS ACQUISITION AGREEMENT

WHEREAS American Hallmark Insurance Company of Texas (AHIC), TBIC Holdings, Inc. and Texas Builders Insurance Company (TBIC) (collectively Sellers) and Redpoint Comp Holdings, LLC, a subsidiary of Redpoint Insurance Group LLC (Purchaser) entered into an Asset and Renewal Rights Acquisition Agreement inclusive of all Schedules attached thereto and referenced therein (the “Agreement”) effective April 8, 2015,

WHEREAS the Parties desire to amend Article I of the Agreement;

NOW THEREFORE in consideration of the premises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby mutually agree that the Agreement shall be amended as follows and each party has caused this Amendment No. 1 to Asset and Renewal Rights Acquisition Agreement (“Amendment”) to be executed and delivered by a duly authorized representative.

Article I, Section 1.3 of the Agreement shall be amended effective July 1, 2015, as follows:

“Section 1.3 Consideration for Asset and Renewal Rights Acquisition. In exchange for the acquisition of the renewal rights to AHIC’s current in force Texas workers compensation policies and certain assets related to the production and servicing of those policies including the employees, physical assets, files, furniture, fixtures, accounting systems, licenses, policy information and similar things necessary to administer workers compensation insurance policies in the state of Texas (collectively Acquired Assets), Purchaser shall pay to Seller the amount of $115,000.00; Purchaser shall pay the remaining lease obligations related to the current Austin, Texas location as such amounts become due and payable for the remainder of the lease term (approximately 36 months, a copy of said lease is attached to Schedule 1.3(a); Purchaser is to collect commission on unearned premiums as of July 1, 2015; offer employment with Purchaser at their current salary to the staff currently operating at the Austin location identified in Schedule 7.7 (a), Employee(s)); and provide for policy and claim administration related to the policies and previous policies issued or produced at the Austin, TX location (approximately five hundred (500) in-force policies and two hundred (200) claim files as set forth in Schedule 1.3(b) (Run-Off services). It is the intention of the parties that the Run-Off services shall include the Montana business for policy and claims oversight. Seller will retain the costs of the current outside Montana TPA for run off purposes. Seller agrees to pay Purchaser the amount of $75,000.00 at Closing for services relating to policy and claims administration. Such policy administration shall be provided until policy expiration or renewal by Purchaser or another carrier. Claims administration services shall be provided in perpetuity or through final conclusion, including applicable appeals or administrative proceedings. The run off services shall be consistent with the administration afforded Sellers by the Austin, TX location prior to the Closing Date and in compliance with the Administration of Runoff Insurance Business Agreement (Exhibit A to Schedule 1.3(b)) attached hereto and incorporated herein. The Acquired Assets shall also include the exclusive right to solicit the coverage upon expiration or cancellation of those workers compensation policies written and administered by Seller.”

The remaining provisions and Schedules of the Agreement shall remain in full force and effect.

Executed by and between the Parties on this 15th day of September, 2015.

Purchaser:	Redpoint Comp Holdings LLC
Redpoint Insurance Group LLC

By:

Name:

Title:

Sellers:	American Hallmark Insurance Company of Texas
TBIC Holdings Inc.
Texas Builders Insurance Company

By:

	Name:	Kevin T. Kasitz

	Title:	President